Exhibit 4.17

AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of the 11th day of August, 2005 by and among GEOSTAR CORPORATION, a Delaware Corporation (“GeoStar”), and GASTAR EXPLORATION, LTD, an Alberta, Canada Corporation, together with its subsidiary and affiliated companies, FIRST SOURCENERGY WYOMING, INC., a Michigan Corporation, and FIRST TEXAS DEVELOPMENT, INC., a Michigan Corporation (collectively referred to as “Gastar”).

RECITALS

WHEREAS, in connection with those Purchase and Sale Agreement and Assignment of Interests for producing and non-producing properties in Texas, Wyoming and Montana, entered into on June 16, 2005 by, among others, the parties hereto, Gastar currently owes GeoStar an amount equal to Thirty Two Million U.S. Dollars (US $32,000,000), as represented by the three promissory notes attached hereto as Exhibit A (“Original Promissory Notes”).

WHEREAS, the parties now wish to satisfy the debt represented by the Original Promissory Notes in the manner described in this Agreement and cancel the Original Promissory Notes.

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. GeoStar agrees to accept, and Gastar agrees to pay, the following consideration in full satisfaction of the amounts due under the Original Promissory Notes:

a.	Upon execution of this Agreement, Gastar shall transfer to GeoStar or its designee 6,373,694 shares of Gastar common stock, with a deemed value equal to Seventeen Million U.S. Dollars (US $17,000,000), subject to the Registration Rights Agreement executed by the parties on June 16, 2005. The number of shares was determined by dividing Seventeen Million U.S. Dollars (US$17,000,000) by an agreed upon price of Gastar common stock of CDN $3.25 per share. All such shares of Gastar common stock shall be deemed to be “Registrable Shares” under the Registration Rights Agreement, dated as of June 16, 2005.

b.	Upon execution of this Agreement, Gastar shall execute a Promissory Note in the principal amount of Fifteen Million U.S. Dollars (US $15,000,000) in the form attached hereto as Exhibit B (“New Promissory Note”). The New Promissory Note shall be payable in accordance with its terms. Payment of the New Promissory Note shall be subordinate in payment and priority to Gastar’s senior secured notes.

2. The parties acknowledge and agree that the Original Promissory Notes, along with any and all rights associated therewith, are hereby cancelled and void. Geostar shall return the Original Promissory Notes to Gastar.

3. The parties can amend this Agreement only by written agreement executed by the parties hereto. No party may assign this Agreement or any right or obligation under this Agreement without the prior written consent of the other parties.

4. Gastar hereby agrees that if it raises equity capital through the public or private sale of common shares or preferred shares or other securities junior and/or subordinated to Gastar’s senior secured notes, Gastar shall use (i) a minimum of 25% of the first $25 million of equity capital raised and (ii) a minimum of 35% of equity capital raised in excess of $25 million, after fees and expenses, to prepay the New Promissory Note with such prepayments being applied first to the next scheduled monthly payment without acceleration of any remaining scheduled monthly payments.

5. Without GeoStar’s prior written consent, Gastar shall not effect any reverse stock split, recapitalization or other combination that has the effect of reducing its outstanding shares of capital stock.

6. The parties each acknowledge that they have requested the law firm of Warner Norcross & Judd LLP to prepare this Agreement and the New Promissory Note attached hereto as Exhibit B. The parties have been advised that a conflict of interest exists between their respective interests. As a result, the parties have been advised to consider seeking the advice of their own independent counsel. Each hereby acknowledges that it had ample opportunity to do so but elected not to seek such independent advice. They further acknowledge and agree that any claim against Warner Norcross & Judd LLP regarding any possible conflict of interest with regard to this Agreement or the New Promissory Note attached hereto as Exhibit B, or the preparation thereof, are hereby waived.

7. The laws of the State of Michigan shall govern the validity, performance and enforcement of this Agreement.

8. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitutes but one and the same document. Facsimile execution pages may be accepted as originals.

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Agreed as of the date set forth in the first paragraph of this Agreement.

GEOSTAR CORPORATION

/s/ JOHN W. PARROTT
By:	John W. Parrott, VP
Its:

GASTAR EXPLORATION, LTD.

/s/ J. Russell Porter
By:	J. Russell Porter
Its:	President & CEO

FIRST SOURCENERGY WYOMING,INC.

/s/ J. Russell Porter
By:	J. Russell Porter
Its:	President & CEO

FIRST TEXAS DEVELOPMENT, INC.

/s/ J. Russell Porter
By:	J. Russell Porter
Its:	President & CEO